FUND TYPE:
---------------------------------
Global debt


INVESTMENT OBJECTIVE:
---------------------------------
Total return, made up of
current income and capital
appreciation.

                               Prudential [LOGO]

THE GLOBAL TOTAL
RETURN FUND, INC.

PROSPECTUS: MARCH 1, 1999


As with all mutual funds, the
Securities and Exchange
Commission has not approved or
disapproved the Fund's shares, nor
has the SEC determined that this                  [LOGO]  PRUDENTIAL
prospectus is complete or accurate.                       INVESTMENTS
It is a criminal offense to state
otherwise.

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Table of Contents
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1    Risk/Return Summary
1    Investment Objective and Principal Strategies
1    Principal Risks
3    Evaluating Performance
4    Fees and Expenses

6    How the Fund Invests
6    Investment Objective and Policies
8    Other Investments
9    Derivative Strategies
11   Additional Strategies
12   Investment Risks

16   How the Fund is Managed
16   Manager
16   Investment Adviser
16   Portfolio Managers
17   Distributor
17   Year 2000 Readiness Disclosure

19   Fund Distributions and Tax Issues
19   Distributions
20   Tax Issues
21   If You Sell or Exchange Your Shares

23   How to Buy, Sell and Exchange Shares of the Fund
23   How to Buy Shares
31   How to Sell Your Shares
35   How to Exchange Your Shares

38   Financial Highlights
39   Class A Shares
40   Class B Shares
41   Class C Shares
42   Class Z Shares

44   The Prudential Mutual Fund Family

     For More Information (Back Cover)

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     The Global Total Return Fund, Inc.       [telephone] (800) 225-1852


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Risk/Return Summary
--------------------------------------------------------------------------------

This section highlights key information about THE GLOBAL TOTAL RETURN FUND, INC., which we refer to as "the Fund." Additional information follows this summary.

INVESTMENT OBJECTIVE AND PRINCIPAL STRATEGIES
Our investment objective is to seek TOTAL RETURN, made up of CURRENT INCOME and CAPITAL APPRECIATION. We normally invest at least 65% of the Fund's total assets in income-producing debt securities of the U.S. and foreign governments, supranational organizations, semi-governmental entities or government agencies, authorities or instrumentalities and short-term bank debt securities or bank deposits.

      We can also invest up to 35% of total assets in corporate debt instruments, other nongovernment debt securities including convertible securities and intermediate and long-term bank debt securities. We look for investment-grade securities (BBB/Baa or above) denominated in U.S. dollars and foreign currencies. We can invest up to 10% of total assets in below investment grade debt securities also known as high-yield or "junk bonds." The Fund may use a variety of hedging strategies to protect the value of the Fund's investments, including derivatives and cross-currency hedges.

      Our approach to global investing focuses on country and currency selection. We look at fundamentals to identify relative value.

      While we make every effort to achieve our objective, we can't guarantee success.

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DID YOU KNOW...

A SUPRANATIONAL ORGANIZATION is formed by the governments of different countries to promote economic development. The World Bank, the European Investment Bank and the Asian Development Bank are supranational entities. Securities of semi-governmental entities are issued by organizations owned by a national or state government or are debts of a political unit that are not backed by the national government's credit and taxing power. The Province of Ontario and the City of Stockholm are examples of semi-governmental entities.
-------------------------------------------------------------------------------

PRINCIPAL RISKS

Although we try to invest wisely, all investments involve risk. The Fund invests in debt obligations which have credit, market and interest rate risks. Credit risk is the possibility that an issuer of a debt obligation does not pay the Fund interest or repay principal. "Junk" bonds have more credit risk and tend to be less liquid than higher rated securities. Market risk, which may affect an industry, a sector

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                                                                               1

--------------------------------------------------------------------------------
Risk/Return Summary
--------------------------------------------------------------------------------

or the entire market, is the possibility that the market value of an investment may move up or down and that its movement may occur quickly or unpredictably. Interest rate risk refers to the fact that the value of most bonds will fall when interest rates rise. The longer the maturity and the lower the credit quality of a bond, the more likely its value will decline.

      Since we invest in foreign securities, there are different risks than if we invested only in obligations of the U.S. government and U.S. corporations. The amount of income available for distribution may be affected by the Fund's foreign currency gains or losses and certain hedging activities of the Fund. Foreign markets, especially those in developing countries, are often more volatile than U.S. markets and are generally not subject to regulatory requirements comparable to U.S. issuers. In addition, changes in currency exchange rates can reduce or increase market performance.

      The Fund is nondiversified, meaning we can invest more than 5% of our assets in the securities of any one issuer. Investing in a nondiversified mutual fund involves greater risk than investing in a diversified fund because a loss resulting from the decline in the value of one security may represent a greater portion of the total assets of a nondiversified fund.

      Some of our investment strategies also involve risk. The Fund may use risk management techniques to try to preserve assets or enhance return. These strategies may present above average risks. Derivatives may not fully offset the underlying positions and this could result in losses to the Fund that would not otherwise have occurred.

      Like any mutual fund, an investment in the Fund could lose value, and you could lose money. For more detailed information about the risks associated with the Fund, see "How the Fund Invests--Investment Risks."

      An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

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2    The Global Total Return Fund, Inc.       [telephone] (800) 225-1852


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Risk/Return Summary
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EVALUATING PERFORMANCE

A number of factors--including risk--affect how the Fund performs. The following bar chart shows the Fund's performance for each full calendar year of operation for the last 10 years. The bar chart and table below demonstrate the risk of investing in the Fund by showing how returns can change from year to year and by showing how the Fund's average annual total returns compare with those of a broad measure of market performance and a group of similar mutual funds. Past performance does not mean that the Fund will achieve similar results in the future.


ANNUAL RETURNS* (CLASS A SHARES)

1989    1990    1991     1992    1993     1994     1995     1996     1997     1998
8.03%   16.72%  10.91%   -0.68%  18.12%   -6.78%   25.45%   13.15%   4.55%    8.92%

  BEST QUARTER: 11.06% (1st quarter of 1995)          WORST QUARTER: -6.79% (3rd quarter of 1992)

* THESE ANNUAL RETURNS DO NOT INCLUDE SALES CHARGES. IF SALES CHARGES WERE INCLUDED, THE ANNUAL RETURNS WOULD BE LOWER THAN THOSE SHOWN.


AVERAGE ANNUAL RETURNS(1) (AS OF 12/31/98)

                    1 YEAR         5 YEARS        10 YEARS     SINCE INCEPTION
Class A shares      4.56%          7.67%          9.03%        10.05% (since 7-7-86)
Class B shares      3.13%           N/A            N/A          7.22% (since 1-15-96)
Class C shares      6.05%           N/A            N/A          7.73% (since 1-15-96)
Class Z shares      9.07%           N/A            N/A          8.19% (since 3-17-97)
Morgan GBI(2)      15.31%          8.09%           N/A           N/A(2)
Lipper Average(3)   6.23%          5.57%          7.58%          N/A(3)

(1)    THE FUND'S RETURNS ARE AFTER DEDUCTION OF SALES CHARGES AND EXPENSES.

(2) THE J. P. MORGAN GOVERNMENT BOND INDEX--GLOBAL (GBI) IS A MARKET WEIGHTED INDEX OF THE TOTAl RETURN OF GOVERNMENT BONDS OF THE FOLLOWING NATIONS:
       AUSTRALIA, BELGIUM, CANADA, DENMARK, FRANCE, GERMANY, ITALY, JAPAN, THE NETHERLANDS, SPAIN, SWEDEN, THE UNITED KINGDOM AND THE UNITED STATES, THE GBI IS AN UNMANAGED INDEX AND IS TRADED, UNHEDGED AND MEASURED IN U.S. DOLLARS. THESE RETURNS DO NOT INCLUDE THE EFFECT OF ANY SALES CHARGES. THE SECURITIES IN GBI MAY BE VERY DIFFERENT THAN THOSE IN THE FUND. THESE RETURNS WOULD BE LOWER IF THEY INCLUDED THE EFFECT OF SALES CHARGES. GBI RETURNS SINCE THE INCEPTION OF EACH CLASS ARE 8.94% FOR CLASS A, 7.46% FOR CLASS B AND CLASS C AND 11.87% FOR CLASS Z SHARES. SOURCE: LIPPER, INC.

(3) THE LIPPER GLOBAL AVERAGE IS BASED ON THE AVERAGE RETURN OF ALL MUTUAL FUNDS IN THE LIPPER GLOBAL CATEGORY AND DOES NOT INCLUDE THE EFFECT OF ANY SALES CHARGES. AGAIN, THESE RETURNS WOULD BE LOWER IF THEY INCLUDED THE EFFECT OF SOLES CHARGES. LIPPER RETURNS SINCE THE INCEPTION OF EACH CLASS ARE 190.10% FOR CLASS A, 18.66% FOR CLASS B AND CLASS C AND 12.10% FOR CLASS Z SHARES. THE FUND'S RETURNS ARE AFTER DEDUCTION OF SALES CHARGES AND EXPENSES. SOURCE: LIPPER, INC.

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                                                                               3


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--------------------------------------------------------------------------------
Risk/Return Summary
--------------------------------------------------------------------------------

FEES AND EXPENSES

These tables show the sales charges, fees and expenses for each share class of the Fund--Class A, B, C and Z. Each share class has different sales charges--known as loads--and expenses, but represents an investment in the same fund. Class Z shares are available only to a limited group of investors. For more information about which share class may be right for you, see "How to Buy, Sell and Exchange Shares of the Fund."


SHAREHOLDER FEES(1) (PAID DIRECTLY FROM YOUR INVESTMENT)

                                                 CLASS A     CLASS B     CLASS C     CLASS Z

Maximum sales charge (load) imposed on
purchases (as a percentage of offering price)      4%          None         1%         None
Maximum deferred sales charge (load)
(as a percentage of the lower of original
purchase price or sale proceeds)                   None        5%(2)       1%(3)       None
Maximum sales charge (load) imposed
on reinvested dividends and other
distributions
Redemption fees(1)                                 None        None        None        None
Exchange fee                                       None        None        None        None


ANNUAL FUND OPERATING EXPENSES (DEDUCTED FROM FUND ASSETS)

                                          CLASS A      CLASS B     CLASS C      CLASS Z
Management fees                            .75%         .75%        .75%          .75%
+ Distribution and service (12b-1) fees    .30%(4)     1.00%(4)    1.00%(4)       None
+ Other expenses                           .43%         .43%        .43%          .43%
= TOTAL ANNUAL FUND OPERATING EXPENSES    1.48%        2.18%       2.18%         1.18%
- Fee Waiver and/or reimbursement(4)       .05%(5)      .25%        .25%          None
= NET ANNUAL FUND OPERATING EXPENSES      1.43%        1.93%       1.93%         1.18%


(1) YOUR BROKER MAY CHARGE YOU A SEPARATE OR ADDITIONAL FEE FOR PURCHASES AND SALES OF SHARES.

(2) THE CONTINGENT DEFERRED SALES CHARGE (CDSC) FOR CLASS B SHARES DECREASES BY 1% ANNUALLY TO 1% IN THE FIFTH AND SIXTH YEARS AND 0% IN THE SEVENTH YEAR. CLASS B SHARES CONVERT TO CLASS A SHARES APPROXIMATELY SEVEN YEARS AFTER PURCHASE.

(3) THE CDSC FOR CLASS C SHARES IS 1% FOR SHARES REDEEMED WITHIN 18 MONTHS OF PURCHASE.

(4) FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999, THE DISTRIBUTOR OF THE FUND HAS CONTRACTUALLY AGREED TO REDUCE ITS DISTRIBUTION AND SERVICE FEES FOR CLASS A SHARES TO .25 OF 1% OF THE AVERAGE DAILY NET ASSETS OF THE CLASS A SHARES AND .75 OF 1% FOR BOTH THE CLASS B AND CLASS C SHARES.

(5) PRIOR TO JANUARY 1, 1999, THE DISTRIBUTOR WAIVED .15 OF 1% OF ITS DISTRIBUTION AND SERVICE FEE FOR CLASS A SHARES. THE TABLE SHOWS CURRENT EXPENSES.


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4    The Global Total Return Fund, Inc.       [telephone] (800) 225-1852


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Risk/Return Summary
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EXAMPLE

This example will help you compare the fees and expenses of the Fund's different share classes and compare the cost of investing in the Fund with the cost of investing in other mutual funds.

      The example assumes that you invest $10,000 in the Fund for the time periods indicated and then sell all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the Fund's operating expenses remain the same. After the first year, the example does not take into consideration the Distributor's agreement to reduce its distribution and service fees for Class A, Class B and Class C shares. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

                           1 YR            3 YRS           5 YRS          10 YRS
Class A shares             $540             $844          $1,171          $2,094
Class B shares             $696             $958          $1,247          $2,233
Class C shares             $394             $752          $1,235          $2,569
Class Z shares             $120             $375          $  649          $1,432

You would pay the following expenses on the same investment if you did not sell your shares:

                           1 YR            3 YRS           5 YRS          10 YRS
Class A shares             $540             $844          $1,171          $2,094
Class B shares             $196             $658          $1,147          $2,233
Class C shares             $294             $752          $1,235          $2,569
Class Z shares             $120             $375          $  649          $1,432


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                                                                               5


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--------------------------------------------------------------------------------
How the Fund Invests
--------------------------------------------------------------------------------

INVESTMENT OBJECTIVE AND POLICIES

The Fund's investment objective is to seek TOTAL RETURN, made up of CURRENT INCOME and CAPITAL APPRECIATION. This means we seek investments that will increase in value, as well as pay the Fund interest and other income. While we make every effort to achieve our objective, we can't guarantee success.

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THE EURO

On January 1, 1999, 11 of the 15 member states of the European Union introduced the "euro" as a common currency. During a three year transitional period, the euro will coexist with each participating states's currency. Beginning July 1, 2002, the euro is anticipated to become the sole currency of the participating states. During the transition period, the Fund will treat the euro as a separate currency from that of any participating state.

The conversion may adversely affect the Fund if the euro does not take effect as planned; if a participating state withdraws from the European Monetary Union; or if the computing, accounting and trading systems used by the Funds' service providers, or by entities with which the Fund or its service providers do business, are not capable of recognizing the euro as a distinct currency at the time of, and following, euro conversion. In addition, the conversion could cause markets to become more volatile.
-------------------------------------------------------------------------------

      In pursuing our objective, we normally invest at least 65% of the Fund's total assets in income-producing debt securities of the U.S. and foreign governments, supranational organizations, semi-governmental entities or government agencies, authorities or instrumentalities and short-term bank debt securities or bank deposits. We can invest in developed countries and developing or emerging market countries that we believe are stable. We can invest in debt securities in U.S. dollars and debt securities in foreign countries based on U.S. dollars or foreign currencies.

      The investment adviser has a team of fixed-income professionals, including credit analysts and traders, with experience in many foreign fixed-income securities markets. In selecting portfolio securities, the investment adviser considers country and currency selection, economic conditions and interest rate fundamentals. The investment adviser also evaluates individual debt securities within each fixed income sector based upon their relative investment merit and considers factors such as yield, duration and potential for price appreciation as well as credit quality, maturity and risk.

      Some government securities are backed by the full faith and credit of the issuing government which means that payment of principal and interest are

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6    The Global Total Return Fund, Inc.       [telephone] (800) 225-1852


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How the Fund Invests
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guaranteed, but market value is not. Other government securities may be able to borrow from a centralized treasury and some government securities depend entirely on their own resources to repay their debt.

      We generally limit investments in particular currencies (even U.S. dollars) to 40% of the Fund's total assets except for the euro. The Fund may invest up to 65% of its total assets in debt securities denominated in the euro. As a "global" fund, we usually invest in issuers from at least three different countries, including the U.S. We may invest in securities of developing countries, which may be subject to more abrupt or erratic market movements than those of developed countries.

      We can also invest up to 35% of total assets in corporate debt instruments, other nongovernment debt securities including convertible securities and intermediate and long-term bank debt securities in the U.S. or foreign countries.

      Most of the Fund's debt securities are "investment-grade." This means major rating services, like Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"), have rated the securities within one of their four highest quality grades. Debt obligations in the fourth highest grade are regarded as investment grade, but have speculative characteristics and are riskier than higher-rated securities. Up to 10% of the Fund's total assets may be invested in lower-rated securities, which are riskier and considered "speculative" with respect to their capacity to pay principal and interest. The Fund's investments in these high-yield or "junk" bonds will have a minimum rating of B by Moody's or S&P or another major rating service at the time they are purchased. The Fund may continue to hold such a security if it is subsequently downgraded below B or is no longer rated by a major rating service. A rating is an assessment of the likelihood of timely repayment of interest and principal and can be useful when comparing different debt obligations. These ratings are not a guarantee of quality. The opinions of the rating agencies do not reflect market risk and they may at times lag behind the current financial conditions of a company. We may also invest in obligations that are not rated, but that we believe are of comparable quality to the obligations described above.

      The Fund has a dollar weighted average maturity of not more than 10 years. We normally don't buy securities with a remaining maturity of more than 10 years. The maturity of a bond is simply the number of years until the principal is due and payable. Weighted average maturity is calculated by adding the maturities of all of the bonds in a portfolio and dividing by the number of bonds on a weighted basis.

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                                                                               7


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--------------------------------------------------------------------------------
How the Fund Invests
--------------------------------------------------------------------------------

      The Fund may also use a variety of "hedging" strategies intended to help protect the value of the Fund's securities rather than to make a profit. These may include derivative transactions and cross-currency hedges which are described in more detail in the Fund's Statement of Additional Information.

      For more information about this Fund and its investments, see "Investment Risks" and the Statement of Additional Information, "Description of the Fund, Its Investments and Risks." The Statement of Additional Information--which we refer to as the SAI--contains additional information about the Fund. To obtain a copy, see the back cover page of this prospectus.

      The Fund's investment objective is a fundamental policy that cannot be changed without shareholder approval. The Board can change investment policies that are not fundamental.

OTHER INVESTMENTS

In addition to the principal strategies, we may also make the following investments to try to increase the Fund's returns or protect its assets if market conditions warrant.

TEMPORARY DEFENSIVE INVESTMENTS

In response to adverse market, economic or political conditions, we may temporarily invest up to 100% of the Fund's assets in U.S. Treasury or other U.S. dollar-denominated securities or high-quality money market instruments, including commercial paper of domestic and foreign corporations, foreign government securities, certificates of deposit, bankers' acceptances and time deposits of domestic and foreign banks and short-term obligations issued or guaranteed by the U.S. government and its agencies denominated in either U.S. dollars or foreign currencies. Investing heavily in these securities limits our ability to achieve our investment objective but can help to preserve the Fund's assets when the bond markets are volatile.

ZERO COUPON SECURITIES

We can invest in ZERO COUPON SECURITIES. These are bonds that are sold for a price that is less than their stated value. Interest payments on a zero coupon bond are not made during the life of the bond, but at the bond's maturity, the holder gets the bond's stated value. The difference between the price paid for


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8     The Global Total Return Fund, Inc.       [telephone] (800) 225-1852


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How the Fund Invests
--------------------------------------------------------------------------------

the bond and the amount paid to the holder at the bond's maturity is the holder's return. This type of security may experience greater fluctuation in value and less liquidity than similarly rated bonds that pay interest at regular intervals.

STRIPPED SECURITIES

The Fund can invest up to 10% of its total assets in "stripped securities," (securities where the principal or a scheduled interest payment is sold separately) of U.S. and foreign government debt securities, combined with investments in similar U.S. and foreign government securities.

ADJUSTABLE/FLOATING RATE SECURITIES

The Fund can invest in adjustable or floating rate securities whose interest rate is calculated by reference to a specific index and is reset periodically. The value of adjustable or floating rate securities does not respond as quickly to changing interest rates as do fixed rate securities.

REPURCHASE AGREEMENTS

The Fund also may use REPURCHASE AGREEMENTS, where a party agrees to sell a security to the Fund and then repurchase it at an agreed-upon price at a stated time. This creates a fixed return for the Fund.

DERIVATIVE STRATEGIES

We may use various derivative strategies to try to improve the Fund's returns or protect its assets, although we cannot guarantee that these strategies will work, that the instruments necessary to implement these strategies will be available or that the Fund will not lose money. Derivatives--such as futures, options, foreign currency forward contracts and options on futures--involve costs and can be volatile. With derivatives, the investment adviser tries to predict whether the underlying investment--a security, market index, currency, interest rate or some other benchmark--will go up or down at some future date. We may use derivatives to try to reduce risk or to increase return consistent with the Fund's overall investment objective. The investment adviser will consider other factors (such as cost) in deciding whether to employ any

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                                                                               9


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--------------------------------------------------------------------------------
How the Fund Invests
--------------------------------------------------------------------------------

particular strategy or use any particular instrument. Any derivatives we use may not match the Fund's underlying holdings.

      Because we are a global fund and invest in securities denominated in different foreign currencies, we may use "currency hedges." Currency hedges can help protect the Fund's NAV from declining if a particular foreign currency were to decrease in value compared to the U.S. dollar.

      The Fund may invest without limit in commercial paper and other instruments that are "indexed" to certain specific foreign currency exchange rates. This means that the instrument's principal amount is adjusted upward or downward (but not below zero) to reflect changes in the exchange rate between two currencies from the time the instrument is outstanding until it matures. When the Fund purchases one of these instruments, it pays with the currency in which the instrument is denominated and, at maturity, it receives interest and principal payments in the same currency. These instruments offer the potential for realizing gains as a result of changes in foreign currency exchange rates that can be used to hedge (or cross-hedge) against a decline in the U.S. dollar value of the investments while providing an attractive money market rate of return.

OPTIONS

The Fund may purchase and sell put and call options on securities and currencies traded on U.S. or foreign securities exchanges or in the over-the-counter market. An option is the right to buy or sell securities in exchange for a premium. The options may be on debt securities, aggregates of debt securities, financial indices, U.S. government securities, foreign government securities and foreign currencies. The Fund will sell only covered options.

FUTURES CONTRACTS AND RELATED OPTIONS;
FOREIGN CURRENCY FORWARD CONTRACTS

     The Fund may purchase and sell financial futures contracts and related options on debt securities, aggregates of debt securities, financial indices, U.S. government securities, corporate debt securities, foreign government securities and foreign currencies. A futures contract is an agreement to buy or sell a set quantity of an underlying product at a future date, or to make or receive a cash payment based on the value of a securities index. The Fund also may enter into foreign currency forward contracts to protect the value of its assets against

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10     The Global Total Return Fund, Inc.       [telephone] (800) 225-1852


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--------------------------------------------------------------------------------
How the Fund Invests
--------------------------------------------------------------------------------

future changes in the level of foreign currency exchange rates. A foreign currency forward contract is an obligation to buy or sell a given currency on a future date and at a set price.

      For more information about these strategies, see the SAI, "Description of the Fund, Its Investments and Risks--Risk Management and Return Enhancement Strategies."

ADDITIONAL STRATEGIES

The Fund also follows certain policies when it BORROWS MONEY (the Fund can borrow up to 20% of the value of its total assets) and HOLDS ILLIQUID SECURITIES (the Fund may hold up to 15% of its net assets in illiquid securities, including securities with legal or contractual restrictions, those without a readily available market and repurchase agreements with maturities longer than seven days). The Fund is "NONDIVERSIFIED," meaning it can invest more than 5% of its assets in the securities of any one issuer. The Fund is subject to certain other investment restrictions that are fundamental policies, which means they cannot be changed without shareholder approval. For more information about these restrictions, see the SAI.

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                                                                              11


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How the Fund Invests
--------------------------------------------------------------------------------

INVESTMENT RISKS

As noted, all investments involve risk, and investing in the Fund is no exception. Since the Fund's holdings can vary significantly from broad market indices, performance of the Fund can deviate from performance of the indices. This chart outlines the key risks and potential rewards of the Fund's principal investments and certain other investments the Fund may make. See, too, "Description of the Fund, Its Investments and Risks" in the SAI.


  INVESTMENT TYPE
  % OF FUND'S TOTAL ASSETS           RISKS                           POTENTIAL REWARDS
--------------------------------------------------------------------------------------------------
                                  -   The Fund's share            -   Bonds have
  INCOME-PRODUCING DEBT               price, yield and total          generally outperformed
  SECURITIES                          return will fluctuate           money market
                                      in response to bond             instruments over the
  AT LEAST 65%                        market movements                long term with less
                                                                      risk than stock

                                 -   Credit risk--the              -   Most bonds will rise
                                     default of an issuer              in value when interest
                                     would leave the Fund              rates fall
                                     with unpaid interest
                                     or principal. The             -   Regular interest income
                                     lower a bond's quality
                                     the higher its                -   Investment-grade bonds
                                     potential volatility              have a lower risk of
                                                                       default

                                 -   Market risk--the risk
                                     that the market value         -   Bonds with longer
                                     of an investment may              maturity dates
                                     move up or down,                  typically have higher
                                     sometimes rapidly or              yields
                                     unpredictably. Market
                                     risk may affect an            -   Generally more secure
                                     industry, a sector or             than stocks since
                                     the market as a whole             companies must pay
                                                                       their debts before
                                 -   Interest rate risk--the           paying stockholders
                                     value of most bonds
                                     will fall when                -   Principal and interest
                                     interest rates rise;              on government
                                     the longer a bond's               securities may be
                                     maturity and the lower            guaranteed by the
                                     its credit quality,               issuing government
                                     the more its value
                                     typically falls. It           -   Junk bonds offer
                                     can lead to price                 higher yields and
                                     volatility,                       higher potential gains
                                     particularly for junk
                                     bonds and stripped
                                     securities

                                 -   As a nondiversified fund,
                                     we will have greater
                                     exposure to loss from a
                                     single issuer

------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
12     The Global Total Return Fund, Inc.       [telephone] (800) 225-1852

--------------------------------------------------------------------------------
How the Fund Invests
--------------------------------------------------------------------------------


  INVESTMENT TYPE
  % OF FUND'S TOTAL ASSETS           RISKS                             POTENTIAL REWARDS
--------------------------------------------------------------------------------------------------

  INCOME-PRODUCING DEBT          -   Not all government
  SECURITIES (CONT'D)                securities are insured
                                     or guaranteed by the
                                     government but only by
                                     the issuing agency

                                 -   Junk bonds (rated BB/Ba
                                     or lower) have a higher
                                     risk of default, tend to
                                     be less liquid and may be
                                     more difficult to value

--------------------------------------------------------------------------------------------------
                                 -   Foreign markets, economies    -   Investors can
  FOREIGN SECURITIES                 and political systems may         participate in foreign
                                     not be as stable as in            markets and companies
  PERCENTAGE VARIES                  the U.S., particularly            operating in those
                                     those in developing               markets
                                     countries
                                                                   -   Changing value of
                                                                       foreign currencies

                                 -   Currency risk--changing
                                     values of foreign             -   Opportunities for
                                     currencies                        diversification

                                 -   Debt securities issued by
                                     supranational organizations or
                                     semi-governmental issuers may
                                     be backed by limited assets in
                                     the event of default

                                 -   May be less liquid
                                     than U.S. stocks and
                                     bonds

                                 -   Differences in foreign laws,
                                     accounting standards, public
                                     information, custody and
                                     settlement practices

                                 -   Year 2000 conversion
                                     may be more of a
                                     problem for some
                                     foreign issuers

-------------------------------------------------------------------------------------------------

                                                                              13

--------------------------------------------------------------------------------
How the Fund Invests
--------------------------------------------------------------------------------


  INVESTMENT TYPE
  % OF FUND'S TOTAL ASSETS           RISKS                             POTENTIAL REWARDS
------------------------------------------------------------------------------------------------

  DERIVATIVES                    -   Derivatives such as           -   The Fund could make
                                     futures, options and              money and protect
  PERCENTAGE VARIES                  foreign currency                  against losses if the
                                     forward contracts that            investment analysis
                                     are used for hedging              proves correct
                                     purposes may not
                                     fully  offset the             -   Derivatives that
                                     underlying positions              involve leverage could
                                     and this could result             generate substantial
                                     in losses to the Fund             gains at low cost
                                     that would not have
                                     otherwise                     -   One way to manage the
                                     occurred                          Fund's risk/return
                                                                       balance is to lock in
                                 -   Derivatives used for              the value of an
                                     risk management may               investment ahead of
                                     not have the intended             time
                                     effects and may result
                                     in losses or missed           -   May be used to hedge
                                     opportunities                     against changes in
                                                                       currency exchange rates

                                 -   The other party to a
                                     derivatives contract
                                     could default

                                 -   Derivatives that
                                     involve leverage could
                                     magnify losses

                                 -   Certain types of
                                     derivatives involve
                                     costs to the Fund that
                                     can reduce returns
--------------------------------------------------------------------------------------------------

  ILLIQUID SECURITIES            -   May be difficult to           -   May offer a more
                                     value precisely                   attractive yield or
  UP TO 15% OF NET ASSETS                                              potential for growth
                                 -   May be difficult to               than more widely
                                     sell at the time or               traded securities
                                     price desired

--------------------------------------------------------------------------------------------------

  MONEY MARKET                   -   Limits potential for          -   May preserve the
  INSTRUMENTS                        capital appreciation              Fund's assets

  UP TO 100% ON A                -   See credit risk and
   TEMPORARY BASIS                   market risk

--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
14     The Global Total Return Fund, Inc.       [telephone] (800) 225-1852


  INVESTMENT TYPE
  % OF FUND'S TOTAL ASSETS           RISKS                             POTENTIAL REWARDS
--------------------------------------------------------------------------------------------------

  BORROWING                      -   Leverage borrowing for        -   Leverage may magnify
  UP TO 20%                          investment may magnify            investment gains
                                     losses

                                 -   Interest costs and
                                     borrowing fees may
                                     exceed potential
                                     investment gains

--------------------------------------------------------------------------------------------------

  ZERO COUPON BONDS              -   Generates "phantom            -   May lock in a higher
                                     income" for the Fund              rate of return than is
  UP TO 10% OF NET ASSETS            for tax purposes                  available in the
                                     although no income is             marketplace at time of
                                     paid                              maturity

                                 -   Typically subject to greater
                                     volatility and less liquidity
                                     in adverse markets than other
                                     income-producing securities

--------------------------------------------------------------------------------------------------

  ADJUSTABLE/FLOATING RATE       -   Value lags value of           -   Can take advantage of
  SECURITIES                         fixed rate securities             rising interest rates
                                     when interest rates
  PERCENTAGE VARIES                  change
--------------------------------------------------------------------------------------------------

  STRIPPED SECURITIES            -   More volatile than            -   Value rises faster
                                     securities that have              when interest rates
  UP TO 10%                          not separated                     fall
                                     principal and interest

--------------------------------------------------------------------------------------------------
                                                                              15

================================================================================

How the Fund is Managed
================================================================================


MANAGER
PRUDENTIAL INVESTMENTS FUND MANAGEMENT LLC (PIFM)
GATEWAY CENTER THREE, 100 MULBERRY STREET
NEWARK, NJ 07102-4077

    Under a management agreement with the Fund, PIFM manages the Fund's investment operations and administers its business affairs. For the fiscal year ended December 31, 1998, the Fund paid PIFM management fees of .75% of the Fund's average net assets.

    As of January 31, 1999, PIFM served as the Manager to all 46 of the Prudential mutual funds, and as Manager or administrator to 22 closed-end investment companies, with aggregate assets of approximately $71.7 billion.

INVESTMENT ADVISER
The Prudential Investment Corporation, called Prudential Investments, is the Fund's investment adviser. Its address is Prudential Plaza, 751 Broad Street, Newark, NJ 07102. PIFM has responsibility for all investment advisory services, supervises Prudential Investments and reimburses Prudential Investments for its reasonable costs and expenses.

    Prudential Investments has entered into a service agreement with PRICOA Asset Management Ltd. (PRICOA), a subsidiary of The Prudential Insurance Company of America, for the provision of investment advisory services to the Fund and compensates PRICOA for its reasonable costs and expenses in providing such services. PRICOA, an indirect wholly-owned subsidiary of Prudential, is located at Cutlers Court, 115 Houndstitch, London EC3A 7BR England. It was incorporated under U.K. law in January 1997 and as of December 31, 1998 had approximately $2.58 billion under management.

PORTFOLIO MANAGERS
Prudential Investments Fixed Income Group has organized into teams that specialize by sector. The Fixed Income Investment Policy Committee which is comprised of senior investment staff from each sector team provides guidance to the teams regarding duration risk, asset allocations and general risk

--------------------------------------------------------------------------------
16  THE GLOBAL TOTAL RETURN FUND, INC.     TELEPHONE (800) 225-1852

================================================================================

How the Fund is Managed
================================================================================


parameters. The Portfolio Managers contribute security selection within those guidelines.

    The Fund has been co-managed by J. GABRIEL IRWIN and SIMON WELLS since April 1995.

    Gabriel Irwin and Simon Wells both joined Prudential Investments in April 1995 to lead the Global Fixed Income Group. Before joining Prudential they were Senior Vice Presidents at Smith Barney Capital Management in London.

    Simon and Gabriel use a fundamental approach to global bond investing. They analyze worldwide macro-economic, political and social events and trends searching for opportunities they believe will offer attractive yields, as well as the potential for price appreciation.

DISTRIBUTOR
Prudential Investment Management Services LLC (PIMS) distributes the Fund's shares under a Distribution Agreement with the Fund. The Fund has Distribution and Service Plans under Rule 12b-1 of the Investment Company Act. Under the Plans and the Distribution Agreement, PIMS pays the expenses of distributing the Fund's Class A, B, C and Z shares and provides certain shareholder support services. The Fund pays distribution and other fees to PIMS as compensation for its services for each class of shares other than Class Z. These fees--known as 12b-1 fees--are shown in the "Fees and Expenses" table.

YEAR 2000 READINESS DISCLOSURE
The services provided to the Fund and the shareholders by the Manager, the Distributor, the Transfer Agent and the Custodian depend on the smooth functioning of their computer systems and those of outside service providers. Many computer software systems in use today cannot distinguish the year 2000 from the year 1900 because of the way dates are encoded and calculated. Such event could have a negative impact on handling securities trades, payments of interest and dividends, pricing and account services. Although, at this time, there can be no assurance that there will be no adverse impact on the Fund, the Manager, the Distributor, the Transfer Agent and the Custodian have advised the Fund that they have been actively working on necessary changes to their computer systems to prepare for the year 2000. The Fund and its Board receive and have received since early 1998 satisfactory quarterly reports from the principal service providers as to their preparations for year 2000 readiness, although there can be no assurance that the service providers (or other securities market participants) will successfully complete the necessary

--------------------------------------------------------------------------------
                                                                              17

================================================================================

How the Fund is Managed
================================================================================


changes in a timely manner. Moreover, the Fund at this time has not considered retaining alternative service providers or directly undertaken efforts to achieve year 2000 readiness, the latter of which would involve substantial expenses without an assurance of success.

    Additionally, issuers of securities generally, as well as those purchased by the Fund, may confront year 2000 compliance issues which, if material and not resolved, could have an adverse impact on securities markets and/or a specific issuer's performance and could result in a decline in the value of the securities held by the Fund.

--------------------------------------------------------------------------------
18 THE GLOBAL TOTAL RETURN FUND, INC.     TELEPHONE (800) 225-1852

--------------------------------------------------------------------------------

Fund Distributions and Tax Issues
--------------------------------------------------------------------------------


Investors who buy shares of the Fund should be aware of some important tax issues. For example, the Fund distributes DIVIDENDS of ordinary income and any realized net CAPITAL GAINS to shareholders. These distributions are subject to taxes, unless you hold your shares in a 401(k) plan, an Individual Retirement Account (IRA) or some other qualified tax-deferred plan or account.

    Also, if you sell shares of the Fund for a profit, you may have to pay capital gains taxes on the amount of your profit, again unless you hold your shares in a qualified tax-deferred plan or account.

    The following briefly discusses some of the important federal tax issues you should be aware of, but is not meant to be tax advice. For tax advice, please speak with your tax adviser.

DISTRIBUTIONS

The Fund distributes DIVIDENDS of any net investment income to shareholders typically every quarter. For example, if the Fund owns Utopia Government bonds and the bond pays income, the Fund will pay out a portion of this income to its shareholders, assuming the Fund's income is more than its costs and expenses. The dividends you receive from the Fund will be taxed as ordinary income whether or not they are reinvested in the Fund.

    The amount of income available for distribution to shareholders will be affected by any foreign currency gains or losses generated by the Fund and cannot be predicted. This fact, coupled with the different tax and accounting treatment of certain currency gains and losses, increases the possibility that distributions, in whole or in part, may be a return of capital to shareholders.

    The Fund also distributes realized net CAPITAL GAINS to shareholders--typically once a year--which are generated when the Fund sells its assets for a profit. For example, if the Fund bought Utopia government bonds for a total of $1,000 and more than one year later sold the bonds for a total of $1,500, the Fund has net longterm capital gains of $500, which it will pass on to shareholders (assuming the Fund's total gains are greater than any losses it may have). Capital gains are taxed differently depending on how long the Fund holds the security--if a security is held more than one year before it is sold, LONG-TERM capital gains are taxed at the rate of 20%, but if the security is held one year or less, SHORT-TERM capital gains are taxed at ordinary income rates of up to 39.6%. Different rates apply to corporate shareholders.


--------------------------------------------------------------------------------
                                                                              19

--------------------------------------------------------------------------------
Fund Distributions and Tax Issues
--------------------------------------------------------------------------------

    For your convenience, Fund distributions of dividends and capital gains are AUTOMATICALLY REINVESTED in the Fund without any sales charge. If you ask us to pay the distributions in cash, we will send you a check if your account is with the Transfer Agent. Otherwise, if your account is with a broker, you will receive a credit to your account. Either way, the distributions may be subject to taxes, unless your shares are held in a qualified tax-deferred plan or account. For more information about automatic reinvestment and other shareholder services, see "Step 4: Additional Shareholder Services" in the next section.

TAX ISSUES
FORM 1099
Every year, you will receive a Form 1099, which reports the amount of dividends and capital gains we distributed to you during the prior year. If you own shares of the Fund as part of a qualified tax-deferred plan or account, your taxes are deferred, so you will not receive a Form 1099. However, you will receive a Form 1099 when you take any distributions from your qualified tax-deferred plan or account.

      Fund distributions are generally taxable to you in the calendar year they are received, except when we declare certain dividends in the fourth quarter and actually pay them in January of the following year. In such cases, the dividends are treated as if they were paid on December 31 of the prior year. Corporate shareholders are eligible for the 70% dividends-received deduction for certain dividends.

WITHHOLDING TAXES
If federal tax law requires you to provide the Fund with your tax identification number and certifications as to your tax status, and you fail to do this, we will withhold and pay to the U.S. Treasury 31% of your distributions and sale proceeds. If you are subject to backup withholding, we will withhold and pay to the U.S. Treasury 31% of your distributions. Dividends of net investment income and short-term capital gains paid to a nonresident foreign shareholder generally will be subject to a U.S. withholding tax of 30%. This rate may be lower, depending on any tax treaty the U.S. may have with the shareholder's country.


--------------------------------------------------------------------------------
20   THE GLOBAL TOTAL RETURN FUND, INC.           TELEPHONE   (800) 225-1852

--------------------------------------------------------------------------------

Fund Distributions and Tax Issues
--------------------------------------------------------------------------------

IF YOU PURCHASE JUST BEFORE RECORD DATE
If you buy shares of the Fund just before the record date (the date that determines who receives the distribution), that distribution will be paid to you. As explained above, the distribution may be subject to income or capital gains taxes. You may think you've done well, since you bought shares one day and soon thereafter received a distribution. That is not so because when dividends are paid out, the value of each share of the Fund decreases by the amount of the dividend and the market changes (if any) to reflect the payout. The distribution you receive makes up for the decrease in share value. However, the timing of your purchase does mean that part of your investment came back to you as taxable income.

QUALIFIED RETIREMENT PLANS
Retirement plans and accounts allow you to defer paying taxes on investment income and capital gains. Contributions to these plans may also be tax deductible, although distributions from these plans generally are taxable. In the case of Roth IRA accounts, contributions are not tax deductible, but distributions from the plan may be tax-free. Please contact your financial adviser for information on a variety of Prudential mutual funds that are suitable for retirement plans offered by Prudential.

IF YOU SELL OR EXCHANGE YOUR SHARES
If you sell any shares of the Fund for a profit, you have REALIZED A CAPITAL GAIN, which is subject to tax, unless you hold shares in a qualified tax-deferred plan or account. The amount of tax you pay depends on how long you owned your shares. If you sell shares of the Fund for a loss, you may have a capital loss, which you may use to offset certain capital gains you have.

-----------------------------------
[Graphical representation of chart]


                           + $ Capital Gain (taxes owed)
Receipts from  Sale $   OR
                           - $ Capital Loss (offset against gain)



-----------------------------------

      Exchanging your shares of the Fund for the shares of another Prudential mutual fund is considered a sale for tax purposes. In other words, it's a "taxable event." Therefore, if the shares you


--------------------------------------------------------------------------------
                                                                              21

--------------------------------------------------------------------------------

Fund Distributions and Tax Issues
--------------------------------------------------------------------------------


exchanged have increased in value since you purchased them, you have capital gains, which are subject to the taxes described above.

      Any gain or loss you may have from selling or exchanging Fund shares will not be reported on the Form 1099, however, proceeds from the sale or exchange will be reported on Form 1099-B. Therefore, unless you hold your shares in a qualified tax-deferred plan or account, you or your financial adviser should keep track of the dates on which you buy and sell--or exchange--Fund shares, as well as the amount of any gain or loss on each transaction. For tax advice, please see your tax adviser.

AUTOMATIC CONVERSION OF CLASS B SHARES
We have obtained a legal opinion that the conversion of Class B shares into Class A shares--which happens automatically approximately seven years after purchase--is not a "taxable event" because it does not involve an actual sale of your Class B shares. This opinion, however, is not binding on the Internal Revenue Service. For more information about the automatic conversion of Class B shares, see "Class B Shares Convert to Class A Shares After Approximately Seven Years" in the next section.

--------------------------------------------------------------------------------
22   THE GLOBAL TOTAL RETURN FUND, INC.           TELEPHONE   (800) 225-1852

--------------------------------------------------------------------------------
How to Buy, Sell and
Exchange Shares of the Fund
--------------------------------------------------------------------------------

HOW TO BUY SHARES

STEP 1: OPEN AN ACCOUNT

If you don't have an account with us or a securities firm that is permitted to buy or sell shares of the Fund for you, call Prudential Mutual Fund Services LLC
(PMFS) at (800) 225-1852, or contact:

PRUDENTIAL MUTUAL FUND SERVICES LLC
ATTN: INVESTMENT SERVICES
P.O. BOX 15020
NEW BRUNSWICK, NJ 08906-5020

     To purchase by wire, call the number above to obtain an application. After PMFS receives your completed application, you will receive an account number. For additional information about purchasing shares of the Fund, see the back cover page of this prospectus. We have the right to reject any purchase order (including an exchange into the Fund) or suspend or modify the Fund's sale of its shares.

STEP 2: CHOOSE A SHARE CLASS

Individual investors can choose among Class A, Class B, Class C, and Class Z shares of the Fund, although Class Z shares are available only to a limited group of investors.

     Multiple share classes let you choose a cost structure that better meets your needs. With Class A shares, you pay the sales charge at the time of purchase, but the operating expenses each year are lower than the expenses of Class B and Class C shares. With Class B shares, you only pay a sales charge if you sell your shares within six years (that is why it is called a Contingent Deferred Sales Charge, or CDSC), but the operating expenses each year are higher than the Class A share expenses. With Class C shares, you pay a 1% front-end sales charge and a 1% CDSC if you sell within 18 months of purchase, but the operating expenses are also higher than the expenses for Class A shares.

     When choosing a share class, you should consider the following:

     -    The amount of your investment

     - The length of time you expect to hold the shares and the impact of the varying distribution fees


--------------------------------------------------------------------------------
                                                                              23

--------------------------------------------------------------------------------
How to Buy, Sell and
Exchange Shares of the Fund
--------------------------------------------------------------------------------

     - The different sales charges that apply to each share class--Class A's front-end sales charge vs. Class B's CDSC vs. Class C's low front-end sales charge and low CDSC

     -    Whether you qualify for any reduction or waiver of sales charges

     - The fact that Class B shares automatically convert to Class A shares approximately seven years after purchase

     -    Whether you qualify to purchase Class Z shares

     See "How to Sell Your Shares" for a description of the impact of CDSCs.

SHARE CLASS COMPARISON. Use this chart to help you compare the Fund's different share classes. The discussion following this chart will tell you whether you are entitled to a reduction or waiver of any sales charges.

---------------------------------------------------------------------------------------------
                              CLASS A           CLASS B            CLASS C            CLASS Z
---------------------------------------------------------------------------------------------
Minimum purchase              $1,000            $1,000             $2,500             None
   amount (1)
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
Minimum amount for            $100              $100               $100               None
   subsequent purchases (1)
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
Maximum initial               4% of the public  None               1% of the public   None
   sales charge                offering price                      offering price
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
Contingent Deferred           None              If Sold During:    1% on sales        None
   Sales Charge (CDSC) (2)                      Year 1, 5%         made within
                                                Year 2, 4%         18 months
                                                Year 3, 3%         of purchase (2)
                                                Year 4, 2%
                                                Years 5/6, 1%
                                                Year 7, 0%
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
Annual distribution           .30 of 1%         1% (.75 of 1%      1% (.75 of 1%      None
   and service (12b-1)        (.25 of 1%        currently)         currently)
   fees shown as a            currently)
   percentage of average
   net assets (3)
---------------------------------------------------------------------------------------------

(1) THE MINIMUM INVESTMENT REQUIREMENTS DO NOT APPLY TO CERTAIN RETIREMENT AND EMPLOYEE SAVINGS PLANS AND CUSTODIAL ACCOUNTS FOR MINORS. THE MINIMUM INITIAL AND SUBSEQUENT INVESTMENT FOR PURCHASES MADE THROUGH THE AUTOMATIC INVESTMENT PLAN IS $50. FOR MORE INFORMATION, SEE "ADDITIONAL SHAREHOLDER SERVICES--AUTOMATIC INVESTMENT PLAN."

(2) FOR MORE INFORMATION ABOUT THE CDSC AND HOW IT IS CALCULATED, SEE "HOW TO SELL YOUR SHARES--CONTINGENT DEFERRED SALES CHARGE (CDSC)." CLASS C SHARES BOUGHT BEFORE NOVEMBER 2, 1998 HAVE A 1% CDSC IF SOLD WITHIN ONE YEAR.

--------------------------------------------------------------------------------
24     THE GLOBAL TOTAL RETURN FUND, INC.          TELEPHONE (800) 225-1852

--------------------------------------------------------------------------------
How to Buy, Sell and
Exchange Shares of the Fund
--------------------------------------------------------------------------------

(3) THESE DISTRIBUTION FEES ARE PAID FROM THE FUND'S ASSETS ON A CONTINUOUS BASIS. OVER TIME, THE FEES WILL INCREASE THE COST OF YOUR INVESTMENT AND MAY COST YOU MORE THAN PAYING OTHER TYPES OF SALES CHARGES. THE SERVICE FEE FOR CLASS A, B AND C SHARES IS .25 OF 1%. THE DISTRIBUTION FEE FOR CLASS A SHARES IS LIMITED TO .30 OF 1% (INCLUDING THE .25 OF 1% SERVICE FEE) AND IS .75 OF 1% FOR CLASS B AND CLASS C SHARES.

REDUCING OR WAIVING CLASS A'S INITIAL SALES CHARGE

The following describes the different ways investors can reduce or avoid paying Class A's initial sales charge.

INCREASE THE AMOUNT OF YOUR INVESTMENT. You can reduce Class A's sales charge by increasing the amount of your investment. This table shows you how the sales charge decreases as the amount of your investment increases.

--------------------------------------------------------------------------------
                        SALES CHARGE AS %      SALES CHARGE AS %       DEALER
AMOUNT OF PURCHASE      OF OFFERING PRICE     OF AMOUNT INVESTED    REALLOWANCE
--------------------------------------------------------------------------------
Less than $50,000                    4.00%                4.17%            3.75%
--------------------------------------------------------------------------------
$50,000 to $99,999                   3.50%                3.63%            3.25%
--------------------------------------------------------------------------------
$100,000 to $249,999                 2.75%                2.83%            2.50%
--------------------------------------------------------------------------------
$250,000 to $499,999                 2.00%                2.04%            1.90%
--------------------------------------------------------------------------------
$500,000 to $999,999                 1.50%                1.52%            1.40%
--------------------------------------------------------------------------------
$1,000,000 and above *                None                 None             None
--------------------------------------------------------------------------------

* IF YOU INVEST $1 MILLION OR MORE, YOU CAN BUY ONLY CLASS A SHARES, UNLESS YOU QUALIFY TO BUY CLASS Z SHARES.

     To satisfy the purchase amounts above, you can:

     -    invest with an eligible group of related investors;

     - buy the Class A shares of two or more Prudential mutual funds at the same time;

     - use your RIGHTS OF ACCUMULATION, which allow you to combine the value of Prudential mutual fund shares you already own with the value of the shares you are purchasing for purposes of determining the applicable sales charge (note: you must notify the Transfer Agent if you qualify for Rights of Accumulation); or

     - sign a LETTER OF INTENT, stating in writing that you or a group of related investors will purchase a certain amount of shares in the Fund and other Prudential mutual funds within 13 months.

BENEFIT PLANS. Benefit Plans can avoid Class A's initial sales charge if the Benefit Plan has existing assets of at least $1 million invested in shares of Prudential


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
How to Buy, Sell and
Exchange Shares of the Fund
--------------------------------------------------------------------------------


mutual funds (excluding money market funds other than those acquired under the exchange privilege) or 250 eligible employees or participants. For these purposes, a Benefit Plan is a pension, profit-sharing or other employee benefit plan qualified under Section 401 of the Internal Revenue Code, a deferred compensation or annuity plan under Sections 403(b) and 457 of the Internal Revenue Code, a "rabbi" trust or a nonqualified deferred compensation plan sponsored by an employer that has a tax-qualified benefit plan with Prudential. Class A shares may also be purchased without a sales charge by participants who are repaying loans from Benefit Plans where Prudential (or its affiliates) provides administrative or recordkeeping services, sponsors the product or provides account services.

     Certain Prudential retirement programs--such as PruArray Association Benefit Plans and PruArray Savings Programs--may also be exempt from Class A's sales charge. For more information, see the SAI or contact your financial adviser. In addition, waivers are available to investors in certain programs sponsored by brokers, investment advisers and financial planners who have agreements with Prudential Investments Advisory Group relating to:

     - Mutual fund "wrap" or asset allocation programs where the sponsor places Fund trades and charges its clients a management, consulting or other fee for its services;

     - Mutual Fund "supermarket" programs where the sponsor links its customers' accounts to a master account in the sponsor's name and the sponsor charges a fee for its services.

OTHER TYPES OF INVESTORS. Other investors pay no sales charge, including certain officers, employees or agents of Prudential and its affiliates, Prudential mutual funds, the subadvisers of the Prudential mutual funds and clients of brokers that have entered into a selected dealer agreement with the Distributor. To qualify for a reduction or waiver of the sales charge, you must notify the Transfer Agent or your broker at the time of purchase. For more information see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Reduction and Waiver of Initial Sales Charge--Class A Shares."

WAIVING CLASS C'S INITIAL SALES CHARGE

Benefit Plans. Benefit Plans (as defined above) may purchase Class C shares without paying an initial sales charge. Class C shares may also be purchased without an initial sales charge by participants who are repaying loans from


--------------------------------------------------------------------------------
26     THE GLOBAL TOTAL RETURN FUND, INC.          TELEPHONE (800) 225-1852

--------------------------------------------------------------------------------
How to Buy, Sell and
Exchange Shares of the Fund
--------------------------------------------------------------------------------


Benefit Plans where Prudential (or its affiliates) provides administrative or recordkeeping services, sponsors the product or provides account services.

PRUDENTIAL Retirement PLANS. The initial sales charge will be waived for purchases of Class C shares by both qualified and nonqualified retirement and deferred compensation plans participating in a PruArray Plan and other plans if Prudential also provides administrative or recordkeeping services.

Investment of Redemption Proceeds from Other Investment Companies. The initial sales charge will be waived for purchases of Class C shares if the purchase is made with money from the redemption of shares of any unaffiliated investment company, as long as the shares were not held in an account at Prudential Securities Incorporated or one of its affiliates. These purchases must be made within 60 days of the redemption. To qualify for this waiver, you must do one of the following:

     -    Purchase your shares through an account at Prudential Securities;

     - Purchase your shares through an ADVANTAGE Account or an Investor Account with Pruco Securities Corporation;

     -    Purchase your shares through another broker.

     This waiver is not available to investors who purchase shares directly from the Transfer Agent. If you are entitled to the waiver, you must notify either the Transfer Agent or your broker. The Transfer Agent may require any supporting documents it considers appropriate.

QUALIFYING FOR CLASS Z SHARES

Class Z shares of the Fund can be purchased by any of the following:

     - Any Benefit Plan as defined above, and certain nonqualified plans, provided the Benefit Plan--in combination with other plans sponsored by the same employer or group of related employers--has at least $50 million in defined contribution assets

     - Participants in any fee-based program or trust program sponsored by Prudential or an affiliate which includes mutual funds as investment options and the Fund as an available option

     - Certain participants in the MEDLEY Program (group variable annuity contracts) sponsored by Prudential for whom Class Z shares of the Prudential mutual funds are an available option


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     -    Benefit Plans for which an affiliate of the Distributor provides administrative or recordkeeping services and, as of September 20, 1996, were either Class Z shareholders of the Prudential mutual funds or executed a letter of intent to purchase Class Z shares of the Prudential mutual funds

     - Current and former Directors/Trustees of the Prudential mutual funds (including the Fund)

     - Employees of Prudential and/or Prudential Securities who participate in a Prudential-sponsored employee savings plan

     -    Prudential with an investment of $10 million or more

      In connection with the sale of shares, the Manager, the Distributor or one of their affiliates may pay brokers, financial advisers and other persons a commission of up to 4% of the purchase price for Class B shares, up to 2% of the purchase price for Class C shares and a finder's fee for Class Z shares from their own resources based on a percentage of the net asset value of shares sold or otherwise.

CLASS B SHARES CONVERT TO CLASS A SHARES AFTER APPROXIMATELY SEVEN YEARS

If you buy Class B shares and hold them for approximately seven years, we will automatically convert them into Class A shares without charge. At that time, we will also convert any Class B shares that you received with reinvested dividends and other distributions. Since the 12b-1 fees for Class A shares are lower than for Class B shares, converting to Class A shares lowers your Fund expenses.

     When we do the conversion, you will get fewer Class A shares than the number of converted Class B shares if the price of the Class A shares is higher than the price of Class B shares. The total dollar value will be the same, so you will not have lost any money by getting fewer Class A shares. We do the conversions quarterly, not on the anniversary date of your purchase. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Conversion Feature--Class B Shares."

STEP 3: UNDERSTANDING THE PRICE YOU'LL PAY

The price you pay for each share of the Fund is based on the share value. The share value of a mutual fund--known as the NET ASSET VALUE or NAV--is


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---------------------------------------
MUTUAL FUND SHARES

The NAV of mutual fund shares changes
every day because the value of a fund's
portfolio changes constantly. For
example, if Fund XYZ holds Utopia
government bonds in its portfolio and
the price of Utopia government bonds
goes up, while the value of the fund's
other holdings remains the same and
expenses don't change, the NAV of Fund
XYZ will increase.
---------------------------------------

determined by a simple calculation: it's the total value of the Fund (assets minus liabilities) divided by the total number of shares outstanding. For example, if the value of the investments held by Fund XYZ (minus its liabilities) is $1,000 and there are 100 shares of Fund XYZ owned by shareholders, the price of one share of the fund--or the NAV--is $10 ($1,000 divided by 100). Portfolio securities are valued based upon market quotations or, if not readily available, at fair value as determined in good faith under procedures established by the Fund's Board. Most national newspapers report the NAVs of most mutual funds, which allows investors to check the price of mutual funds daily.

     We determine the NAV of our shares once each business day at 4:15 p.m. New York Time on days that the New York Stock Exchange is open for trading. Because we are a global fund, the NAV can change on days when you cannot buy or sell shares. We do not determine the NAV on days when we have not received any orders to purchase, sell or exchange Fund shares, or when changes in the value of the Fund's portfolio do not materially affect the NAV.

WHAT PRICE WILL YOU PAY FOR SHARES OF THE FUND?

For Class A and Class C shares, you'll pay the public offering price, which is the NAV next determined after we receive your order to purchase, plus an initial sales charge (unless you're entitled to a waiver). For Class B and Class Z shares, you will pay the NAV next determined after we receive your order to purchase (remember, there are no up-front sales charges for these share classes). Your broker may charge a separate or additional fee for purchases of shares.

STEP 4: ADDITIONAL SHAREHOLDER SERVICES

As a Fund shareholder, you can take advantage of the following services and privileges:

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AUTOMATIC REINVESTMENT. As we explained in the "Fund Distributions and Tax
Issues" section, the Fund pays out--or distributes--its net investment income and capital gains to all shareholders. For your convenience, we will automatically reinvest your distributions in the Fund at NAV without any sales charge. If you want your distributions paid in cash, you can indicate this preference on your application, notify your broker or notify the Transfer Agent in writing (at the address below) at least five business days before the date we determine who receives dividends.

PRUDENTIAL MUTUAL FUND SERVICES LLC
ATTN: ACCOUNT MAINTENANCE
P.O. BOX 15015
NEW BRUNSWICK, NJ 08906-5015

AUTOMATIC INVESTMENT PLAN. You can make regular purchases of the Fund for as little as $50 by having the funds automatically withdrawn from your bank or brokerage account at specified intervals.

RETIREMENT PLAN SERVICES. Prudential offers a wide variety of retirement plans for individuals and institutions, including large and small businesses. For information on IRAs, including Roth IRAs or SEP-IRAs for a one-person business, please contact your financial adviser. If you are interested in opening a 401(k) or other company-sponsored retirement plan (SIMPLES, SEP plans, Keoghs, 403(b) plans, pension and profit-sharing plans), your financial adviser will help you determine which retirement plan best meets your needs. Complete instructions about how to establish and maintain your plan and how to open accounts for you and your employees will be included in the retirement plan kit you receive in the mail.


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30     THE GLOBAL TOTAL RETURN FUND, INC.          TELEPHONE (800) 225-1852


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THE PRUTECTOR PROGRAM. Optional group term life insurance--which protects the value of your Prudential mutual fund investment for your beneficiaries against market declines--is available to investors who purchase their shares through Prudential. This insurance is subject to various restrictions and charges, and is not available in all states.

SYSTEMATIC WITHDRAWAL PLAN. A systematic withdrawal plan is available that will provide you with monthly or quarterly checks. Remember, the sale of Class B and Class C shares may be subject to a CDSC.

REPORTS TO SHAREHOLDERS. Every year we will send you an annual report (along with an updated prospectus) and a semi-annual report, which contain important financial information about the Fund. To reduce Fund expenses, we will send one annual shareholder report, one semi-annual shareholder report and one annual prospectus per household, unless you instruct us or your broker otherwise.

HOW TO SELL YOUR SHARES

You can sell your shares of the Fund for cash (in the form of a check) at any time, subject to certain restrictions.

     When you sell shares of the Fund--also known as redeeming your shares--the price you will receive will be the NAV next determined after the Transfer Agent, the Distributor or your broker receives your order to sell. If your broker holds your shares, he must receive your order to sell by 4:15 p.m. New York Time to process the sale on that day. Otherwise, contact:

PRUDENTIAL MUTUAL FUND SERVICES LLC
ATTN: REDEMPTION SERVICES
P.O. BOX 15010
NEW BRUNSWICK, NJ 08906-5010

     Generally, we will pay you for the shares that you sell within seven days after the Transfer Agent, the Distributor or your broker receives your sell order. If you hold shares through a broker, payment will be credited to your account. If you are selling shares you recently purchased with a check, we may delay

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sending you the proceeds until your check clears, which can take up to 10 days from the purchase date. You can avoid delay if you purchase by wire, certified check or cashier's check. Your broker may charge you a separate or additional fee for sales of shares.

RESTRICTIONS ON SALES

There are certain times when you may not be able to sell shares of the Fund, or when we may delay paying you the proceeds from a sale. This may happen during unusual market conditions or emergencies when the Fund can't determine the value of its assets or sell its holdings. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Sale of Shares."

     If you are selling more than $50,000 of shares, you want the check sent to someone or some place that is not in our records or you are a business or a trust, and if you hold your shares directly with the Transfer Agent, you will need to have the signature on your sell order guaranteed by a financial institution. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Sale of Shares--Signature Guarantee."

CONTINGENT DEFERRED SALES CHARGE (CDSC)

If you sell Class B shares within six years of purchase or Class C shares within 18 months of purchase (one year for Class C shares purchased before November 2, 1998), you will have to pay a CDSC. To keep the CDSC as low as possible, we will sell amounts representing shares in the following order:

     - Amounts representing shares you purchased with reinvested dividends and distributions

     - Amounts representing the increase in NAV above the total amount of payments for shares made during the past six years for Class B shares and 18 months for Class C shares (one year for Class C shares purchased before November 2, 1998)

     - Amounts representing the cost of shares held beyond the CDSC period (six years for Class B shares and 18 months for Class C shares)

     Since shares that fall into any of the categories listed above are not subject to the CDSC, selling them first helps you to avoid--or at least minimize--the CDSC.


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32     THE GLOBAL TOTAL RETURN FUND, INC.          TELEPHONE (800) 225-1852


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     Having sold the exempt shares first, if there are any remaining shares that are subject to the CDSC, we will apply the CDSC to amounts representing the cost of shares held for the longest period of time within the applicable CDSC period.

     As we noted before in the "Share Class Comparison" chart, the CDSC for Class B shares is 5% in the first year, 4% in the second, 3% in the third, 2% in the fourth and 1% in the fifth and sixth years and 0% in the seventh year. The rate decreases on the first day of the month following the anniversary date of your purchase, not on the anniversary date itself. The CDSC is 1% for Class C shares--which is applied to shares sold within 18 months of purchase (or one year for Class C shares purchased before November 2, 1998). For both Class B and Class C shares, the CDSC is calculated based on the lesser of the original purchase price or the redemption proceeds. For purposes of determining how long you've held your shares, all purchases during the month are grouped together and considered to have been made on the last day of the month.

     The holding period for purposes of determining the applicable CDSC will be calculated from the first day of the month after initial purchase, excluding any time shares were held in a money market fund.

WAIVER OF THE CDSC--CLASS B SHARES

The CDSC will be waived if the Class B shares are sold:

     - After a shareholder is deceased or disabled (or, in the case of a trust account, the death or disability of the grantor). This waiver applies to individual shareholders, as well as shares owned in joint tenancy (with rights of survivorship), provided the shares were purchased before the death or disability

     - To provide for certain distributions--made without IRS penalty--from a tax-deferred retirement plan, IRA or Section 403(b) custodial account

     -    On certain sales from a Systematic Withdrawal Plan.

     For more information on the above and other waivers, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Waiver of Contingent Deferred Sales Charge--Class B Shares."

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WAIVER OF THE CDSC--CLASS C SHARES

PRUDENTIAL RETIREMENT PLANS. The CDSC will be waived for purchases of Class C shares by both qualified and nonqualified retirement and deferred compensation plans participating in a PruArray Plan and other plans if Prudential also provides administrative or recordkeeping services. The CDSC will also be waived on redemptions from Benefit Plans sponsored by Prudential and its affiliates to the extent that the redemption proceeds are invested in The Guaranteed Investment Account (a group annuity insurance product sponsored by Prudential), the Guaranteed Insulated Separate Account (a separate account offered by Prudential) and shares of The Stable Value Fund (an unaffiliated bank collective fund).

OTHER BENEFIT PLANS. The CDSC will be waived on redemptions from Benefit Plans holding shares through a broker not affiliated with Prudential and for which the broker provides administrative or recordkeeping services.

REDEMPTION IN KIND

If the sales of Fund shares you make during any 90-day period reach the lesser of $250,000 or 1% of the value of the Fund's net assets, we can then give you securities from the Fund's portfolio instead of cash. If you want to sell the securities for cash, you would have to pay the costs charged by a broker.

SMALL ACCOUNTS

If you make a sale that reduces your account value to less than $500, we may sell the rest of your shares (without charging any CDSC) and close your account. We would do this to minimize the Fund's expenses paid by other shareholders. We will give you 60 days' notice, during which time you can purchase additional shares to avoid this action. This involuntary sale does not apply to shareholders who own their shares as part of a 401(k) plan, an IRA or some other tax-deferred plan or account.


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34     THE GLOBAL TOTAL RETURN FUND, INC.          TELEPHONE (800) 225-1852


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90-DAY REPURCHASE PRIVILEGE

After you redeem your shares, you have a 90-day period during which you may reinvest any of the redemption proceeds in shares of the same Fund without paying an initial sales charge. Also, if you paid a CDSC when you redeemed your shares, we will credit your new account with the appropriate number of shares to reflect the amount of the CDSC you paid. In order to take advantage of this one-time privilege, you must notify the Transfer Agent or your broker at the time of the repurchase. See the SAI, "Purchase, Redemption and Pricing of Fund Shares--Sale of Shares."

RETIREMENT PLANS

To sell shares and receive a distribution from your retirement account, call your broker or the Transfer Agent for a distribution request form. There are special distribution and income tax withholding requirements for distributions from retirement plans and you must submit a withholding form with your request to avoid delay. If your retirement plan account is held for you by your employer or plan trustee, you must arrange for the distribution request to be signed and sent by the plan administrator or trustee. For additional information, see the SAI.

HOW TO EXCHANGE YOUR SHARES

You can exchange your shares of the Fund for shares of the same class in certain other Prudential mutual funds--including certain money market funds--if you satisfy the minimum investment requirements. For example, you can exchange Class A shares of the Fund for Class A shares of another Prudential mutual fund, but you can't exchange Class A shares for Class B, Class C or Class Z shares. Class B and Class C shares may not be exchanged into money market funds other than Prudential Special Money Market Fund, Inc. After an exchange, at redemption the CDSC will be calculated from the first day of the month after initial purchase, excluding any time shares were held in a money market fund. We may change the terms of the exchange privilege after giving you 60 days' notice.


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     If you hold shares through a broker, you must exchange shares through your broker. Otherwise contact:

PRUDENTIAL MUTUAL FUND SERVICES LLC
ATTN: EXCHANGE PROCESSING
P.O. BOX 15010
NEW BRUNSWICK, NJ 08906-5010

     There is no sales charge for such exchanges. However, if you exchange--and then sell--Class B shares within approximately six years of your original purchase or Class C shares within 18 months of your original purchase, you must still pay the applicable CDSC. If you have exchanged Class B or Class C shares into a money market fund, the time you hold the shares in the money market account will not be counted in calculating the required holding periods for CDSC liability.

     Remember, as we explained in the section entitled "Fund Distributions and Tax Issues--If You Sell or Exchange Your Shares," exchanging shares is considered a sale for tax purposes. Therefore, if the shares you exchange are worth more than you paid for them, you may have to pay capital gains tax. For additional information about exchanging shares, see the SAI, "Shareholder Investment Account--Exchange Privilege."

     If you own Class B or Class C shares and qualify to purchase Class A shares without paying an initial sales charge, we will automatically exchange your Class B or Class C shares which are not subject to a CDSC for Class A shares. We make such exchanges on a quarterly basis if you qualify for this exchange privilege. We have obtained a legal opinion that this exchange is not a "taxable event" for federal income tax purposes. This opinion is not binding on the IRS.

FREQUENT TRADING

Frequent trading of Fund shares in response to short-term fluctuations in the market--also known as "market timing"--may make it very difficult to manage the Fund's investments. When market timing occurs, the Fund may have to sell portfolio securities to have the cash necessary to redeem the market timer's shares. This can happen at a time when it is not advantageous to sell any securities, so the Fund's performance may be hurt. When large dollar amounts are involved, market timing can also make it difficult to use long-term investment


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strategies because we cannot predict how much cash the Fund will have to invest.
When, in our opinion, such activity would have a disruptive effect on portfolio management, the Fund reserves the right to refuse purchase orders and exchanges into the Fund by any person, group or commonly controlled account. The Fund may notify a market timer of rejection of an exchange or purchase order after the day the order is placed. If the Fund allows a market timer to trade Fund shares, it may require the market timer to enter into a written agreement to follow certain procedures and limitations.


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                                                                              37

-------------------------------------------------------------------------------
Financial Highlights
-------------------------------------------------------------------------------

The financial highlights will help you evaluate the Fund's financial performance. The TOTAL RETURN in each chart represents the rate that a shareholder earned on an investment in that share class of the Fund, assuming reinvestment of all dividends and other distributions. The information is for each share class for the periods indicated.

    Review each chart with the financial statements and report of independent accountants, which appear in the annual report and the SAI and are available upon request. Additional performance information for each share class is contained in the annual report, which you can receive at no charge.

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38  THE GLOBAL TOTAL RETURN FUND, INC.           TELEPHONE  (800) 225-1852


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Financial Highlights
-------------------------------------------------------------------------------


CLASS A SHARES
The financial highlights for two years ended December 31, 1998 were audited by
                                 , independent accountants, and the financial
highlights for the three years ended December 31, 1996 were audited by other independent auditors, whose reports were unqualified.

---------------------------------------------------------------------
  CLASS A SHARES(1)  (FISCAL YEARS ENDED 12-31)
------------------------------------------------------------------------------------------------------
  PER SHARE OPERATING PERFORMANCE             1998(2)     1997(2)    1996        1995       1994
------------------------------------------------------------------------------------------------------
  NET ASSET VALUE, BEGINNING OF YEAR          $7.88       $8.38      $8.44       $7.46      $8.76
  INCOME FROM INVESTMENT OPERATIONS:
  Net investment income                         .52         .55        .62         .54        .52
  Net realized and unrealized gain
   (loss) on investments and foreign            .16        (.18)       .32        1.25      (1.22)
   currency transactions
  TOTAL FROM INVESTMENT OPERATIONS              .68         .37        .94        1.79       (.70)
-------------------------------------------------------------------------------------------------------
  LESS DISTRIBUTIONS:
  Dividends from net investment income         (.35)       (.68)      (.62)       (.54)      (.17)
  Distributions in excess of net               (.02)       (.19)      (.50)       (.27)        --
   investment income
  Distributions from net realized              (.16)         --         --          --      (.13)
   capital gains
  Tax return of capital distributions            --          --         --          --       (.30)
  TOTAL DISTRIBUTIONS                          (.53)       (.87)     (1.12)       (.81)      (.60)
  Redemption fee retained by Fund                --          --        .12          --         --
  NET ASSET VALUE, END OF YEAR                $8.03       $7.88      $8.38       $8.44      $7.46
  TOTAL RETURN(3)                              8.92%       4.55%     13.15%      25.45%     (8.10)%
------------------------------------------------------------------------------------------------------
  RATIOS/SUPPLEMENTAL DATA                     1998        1997       1996        1995       1994
------------------------------------------------------------------------------------------------------
  NET ASSETS, END OF YEAR (000)            $158,932    $183,054   $229,770    $559,071   $493,645
  Average net assets (000)                 $171,427    $204,795   $299,026    $549,407   $536,230

  RATIOS TO AVERAGE NET ASSETS:
  Expenses, including distribution fees        1.33%       1.39%      1.33%       1.02%      1.04%
  Expenses, excluding distribution fees        1.18%       1.24%      1.18%       1.02%      1.04%
  Net investment income                        6.42%       6.73%      7.01%       6.50%      6.45%
  Portfolio turnover rate                        46%         43%        32%        256%       583%
------------------------------------------------------------------------------------------------------

(1)  BEFORE 1-15-96, THE FUND WAS A CLOSED-END INVESTMENT COMPANY.

(2)  CALCULATED BASED UPON AVERAGE SHARES OUTSTANDING DURING THE YEAR.

(3) TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS AND ANY OTHER DISTRIBUTIONS, BUT DOES NOT INCLUDE THE EFFECT OF SALES CHARGES. IT IS CALCULATED ASSUMING SHARES ARE PURCHASED ON THE FIRST DAY AND SOLD ON THE LAST DAY OF EACH PERIOD REPORTED.


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                                                                              39

--------------------------------------------------------------------------------
Financial Highlights
--------------------------------------------------------------------------------


CLASS B SHARES

The financial highlights for the two years ended December 31, 1998 were audited
by                            , independent accountants, and the financial
highlights for the period ended December 31, 1996 were audited by other independent auditors, whose reports were unqualified.



---------------------------------------------------------------------
  CLASS B SHARES(1)  (FISCAL YEARS ENDED 12-31)
-----------------------------------------------------------------------------------------------
  PER SHARE OPERATING PERFORMANCE                           1998(2)     1997(2)       1996(1)
------------------------------------------------------------------------------------------------
  NET ASSET VALUE, BEGINNING OF YEAR                       $7.89        $8.39        $8.51
  INCOME FROM INVESTMENT OPERATIONS:
  Net investment income                                      .46          .49          .57
  Net realized and unrealized gain (loss)
   on investments and foreign currency                       .16         (.16)         .26
   transactions
  TOTAL FROM INVESTMENT OPERATIONS                           .62          .33          .83
------------------------------------------------------------------------------------------------
  LESS DISTRIBUTIONS:
  Dividends from net investment income                      (.30)        (.64)        (.57)
  Distributions in excess of net investment income          (.02)        (.19)        (.50)
  Distribution from net realized capital gains              (.16)           --          --
  TOTAL DISTRIBUTIONS                                       (.48)        (.83)       (1.07)
  Redemption fee retained by Fund                             --           --          .12
  NET ASSET VALUE, END OF YEAR                             $8.03        $7.89        $8.39
  TOTAL RETURN(3)                                           8.13%        3.98%       11.99%
------------------------------------------------------------------------------------------------
  RATIOS/SUPPLEMENTAL DATA                                  1998         1997         1996
------------------------------------------------------------------------------------------------
  NET ASSETS, END OF PERIOD (000)                         $3,625       $2,300         $175
  Average net assets (000)                                $3,048       $1,246         $ 52
  RATIOS TO AVERAGE NET ASSETS:
  Expenses, including distribution fees                     1.93%        1.99%       1.93%(4)
  Expenses, excluding distribution fees                     1.18%        1.24%       1.18%(4)
  Net investment income                                     5.86%        6.13%        6.41%(4)
  Portfolio turnover                                          46%          43%          32%
------------------------------------------------------------------------------------------------

(1) FOR THE PERIOD FROM 1-15-96 (WHEN CLASS B SHARES WERE FIRST OFFERED) THROUGH 12-31-96.

(2)  CALCULATED BASED UPON AVERAGE SHARES OUTSTANDING DURING THE YEAR.

(3) TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS AND ANY OTHER DISTRIBUTIONS, BUT DOES NOT INCLUDE THE EFFECT OF SALES CHARGES. IT IS CALCULATED ASSUMING SHARES ARE PURCHASED ON THE FIRST DAY AND SOLD ON THE LAST DAY OF EACH PERIOD REPORTED. TOTAL RETURN FOR PERIODS OF LESS THAN A FULL YEAR IS NOT ANNUALIZED.

(4)  ANNUALIZED.


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40  THE GLOBAL TOTAL RETURN FUND, INC.           TELEPHONE  (800) 225-1852


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--------------------------------------------------------------------------------
Financial Highlights
--------------------------------------------------------------------------------

CLASS C SHARES

The financial highlights for the two years ended December 31, 1998 were audited
by                           , independent accountants, and the financial
highlights for the period ended December 31, 1996 were audited by other independent auditors, whose reports were unqualified


--------------------------------------------------------------
  CLASS C SHARES (FISCAL YEARS ENDED 12-31)
------------------------------------------------------------------------------------------------
  PER SHARE OPERATING PERFORMANCE                          1998(2)      1997(2)      1996(1)
------------------------------------------------------------------------------------------------
  NET ASSET VALUE, BEGINNING OF PERIOD                     $7.89        $8.39        $8.51
  INCOME FROM INVESTMENT OPERATIONS:
  Net investment income                                      .46          .49          .57
  Net realized and unrealized gain (loss)
    on investment and foreign currency transactions          .16         (.16)         .26
  TOTAL FROM INVESTMENT OPERATIONS                           .62          .33          .83
-----------------------------------------------------------------------------------------------
  LESS DISTRIBUTIONS:
  Dividends from net investment income                      (.30)        (.64)        (.57)
  Distributions in excess of net investment income          (.02)        (.19)        (.50)
  Distributions from net realized capital gains             (.16)          --           --
  TOTAL DISTRIBUTIONS                                       (.48)        (.83)       (1.07)
  Redemption fee retained by Fund                             --           --          .12
  NET ASSET VALUE, END OF PERIOD                           $8.03        $7.89        $8.39
  TOTAL RETURN(3)                                           8.13%        3.98%       11.99%
------------------------------------------------------------------------------------------------
  RATIOS/SUPPLEMENTAL DATA                                  1998         1997         1996
------------------------------------------------------------------------------------------------
  NET ASSETS, END OF PERIOD (000)                           $275         $190        $210(4)
  Average net assets (000)                                  $220         $397        $204(4)
  RATIOS TO AVERAGE NET ASSETS:
  Expenses, including distribution fees                     1.93%        1.99%        1.93%(5)
  Expenses, excluding distribution fees                     1.18%        1.24%        1.18%(5)
  Net investment income (loss)                              5.84%        6.05%        6.41%(5)
  Portfolio turnover                                          46%          43%          32%
------------------------------------------------------------------------------------------------

(1) FOR THE PERIOD FROM 1-15-96 (WHEN CLASS C SHARES WERE FIRST OFFERED) THROUGH 12-31-96.

(2)  CALCULATED BASED UPON AVERAGE SHARES OUTSTANDING DURING THE PERIOD.

(3) TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS AND ANY OTHER DISTRIBUTIONS, BUT DOES NOT INCLUDE THE EFFECT OF SALES CHARGES. IT IS CALCULATED ASSUMING SHARES ARE PURCHASED ON THE FIRST DAY AND SOLD ON THE LAST DAY OF EACH PERIOD REPORTED. TOTAL RETURN FOR PERIODS OF LESS THAN A FULL YEAR IS NOT ANNUALIZED.

(4)  AMOUNTS ARE ACTUAL AND NOT ROUNDED TO THE NEAREST THOUSAND.

(5)  ANNUALIZED.

--------------------------------------------------------------------------------
                                                                              41

--------------------------------------------------------------------------------
Financial Highlights
--------------------------------------------------------------------------------

CLASS Z SHARES

The financial highlights were audited by                           , independent
accountants, whose report was unqualified.


--------------------------------------------------------------
  CLASS Z SHARES (FISCAL YEARS ENDED 12-31)
------------------------------------------------------------------------------------------------
  PER SHARE OPERATING PERFORMANCE                                  1998(2)         1997(1)(2)
------------------------------------------------------------------------------------------------
  NET ASSET VALUE, BEGINNING OF PERIOD                             $7.88            $8.32
  INCOME FROM INVESTMENT OPERATIONS:
  Net investment income                                              .52              .39
  Net realized and unrealized gain (loss)
    on investment and foreign currency transactions                  .17              .05
  TOTAL FROM INVESTMENT OPERATIONS                                   .69              .44
----------------------------------------------------------------------------------------------
  LESS DISTRIBUTIONS:
  Dividends from net investment income                              (.36)            (.69)
  Distributions in excess of net investment income                  (.02)            (.19)
  Distribution from net realized capital gains                      (.16)              --
  TOTAL DISTRIBUTIONS                                               (.54)            (.88)
  NET ASSET VALUE, END OF YEAR                                      $8.03           $7.88
  TOTAL RETURN(3)                                                    9.07%           5.56%
----------------------------------------------------------------------------------------------
  RATIOS/SUPPLEMENTAL DATA                                           1998             1997
----------------------------------------------------------------------------------------------
  NET ASSETS, END OF PERIOD (000)                                  $2,435             $686
  Average net assets (000)                                         $1,771             $257
  RATIOS TO AVERAGE NET ASSETS:
  Expenses, including distribution fees                             1.18%            1.24%(4)
  Expenses, excluding distribution fees                             1.18%            1.24%(4)
  Net investment income                                             6.65%            5.41%(4)
  Portfolio turnover                                                  46%              43%
-----------------------------------------------------------------------------------------------


(1) FOR THE PERIOD FROM 3-17-97 (WHEN CLASS Z SHARES WERE FIRST OFFERED) THROUGH 12-31-97.

(2)  CALCULATED BASED UPON AVERAGE SHARES OUTSTANDING DURING THE PERIOD.

(3) TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS AND ANY OTHER DISTRIBUTIONS. IT IS CALCULATED ASSUMING SHARES ARE PURCHASED ON THE FIRST DAY AND SOLD ON THE LAST DAY OF EACH PERIOD REPORTED. TOTAL RETURN FOR PERIODS OF LESS THAN A FULL YEAR IS NOT ANNUALIZED.

4  ANNUALIZED.

--------------------------------------------------------------------------------
42  THE GLOBAL TOTAL RETURN FUND, INC.           TELEPHONE  (800) 225-1852

                 [This page has been left blank intentionally.]

--------------------------------------------------------------------------------
                                                                              43

--------------------------------------------------------------------------------
The Prudential Mutual Fund Family
--------------------------------------------------------------------------------

Prudential offers a broad range of mutual funds designed to meet your individual needs. For more information about these funds, contact your financial adviser or call us at (800) 225-1852. Read the prospectus carefully before you invest or send money.

STOCK FUNDS

PRUDENTIAL DISTRESSED SECURITIES FUND, INC.
PRUDENTIAL EMERGING GROWTH FUND, INC.
PRUDENTIAL EQUITY FUND, INC.
PRUDENTIAL EQUITY INCOME FUND
PRUDENTIAL INDEX SERIES FUND
    Prudential Small-Cap Index Fund
    Prudential Stock Index Fund
THE PRUDENTIAL INVESTMENT PORTFOLIOS, INC.
    Prudential Jennison Growth Fund
    Prudential Jennison Growth & Income Fund
PRUDENTIAL MID-CAP VALUE FUND
PRUDENTIAL REAL ESTATE SECURITIES FUND
PRUDENTIAL SMALL-CAP QUANTUM FUND, INC.
PRUDENTIAL SMALL COMPANY VALUE
    FUND, INC.
PRUDENTIAL TAX-MANAGED EQUITY FUND
PRUDENTIAL 20/20 FOCUS FUND
PRUDENTIAL UTILITY FUND, INC.
NICHOLAS-APPLEGATE FUND, INC.
    Nicholas-Applegate Growth Equity Fund

ASSET ALLOCATION/BALANCED FUNDS
PRUDENTIAL BALANCED FUND
PRUDENTIAL DIVERSIFIED FUNDS
    Conservative Growth Fund
    Moderate Growth Fund
    High Growth Fund

THE PRUDENTIAL INVESTMENT PORTFOLIOS, INC.
    Prudential Active Balanced Fund


GLOBAL FUNDS

GLOBAL STOCK FUNDS
PRUDENTIAL DEVELOPING MARKETS FUND
    Prudential Developing Markets
         Equity Fund
    Prudential Latin America Equity Fund

PRUDENTIAL EUROPE GROWTH FUND, INC.
PRUDENTIAL GLOBAL GENESIS FUND, INC.
PRUDENTIAL INDEX SERIES FUND
    Prudential Europe Index Fund
    Prudential Pacific Index Fund
PRUDENTIAL NATURAL RESOURCES FUND, INC.
PRUDENTIAL PACIFIC GROWTH FUND, INC.
PRUDENTIAL WORLD FUND, INC.
    Global Series
    International Stock Series
GLOBAL UTILITY FUND, INC.

GLOBAL BOND FUNDS
PRUDENTIAL GLOBAL LIMITED MATURITY FUND, INC.
    Limited Maturity Portfolio

PRUDENTIAL INTERMEDIATE GLOBAL INCOME FUND, INC.
PRUDENTIAL INTERNATIONAL BOND FUND, INC.
THE GLOBAL TOTAL RETURN FUND, INC.


--------------------------------------------------------------------------------
44     THE GLOBAL TOTAL RETURN FUND, INC.          TELEPHONE (800) 225-1852

--------------------------------------------------------------------------------
The Prudential Mutual Fund Family
--------------------------------------------------------------------------------


BOND FUNDS

TAXABLE BOND FUNDS
PRUDENTIAL DIVERSIFIED BOND FUND, INC.
PRUDENTIAL GOVERNMENT INCOME
    FUND, INC.
PRUDENTIAL GOVERNMENT SECURITIES TRUST
    Short-Intermediate Term Series
PRUDENTIAL HIGH YIELD FUND, INC.
PRUDENTIAL HIGH YIELD TOTAL RETURN
    FUND, INC.
PRUDENTIAL INDEX SERIES FUND
    Prudential Bond Market Index Fund
PRUDENTIAL STRUCTURED MATURITY FUND, INC.
    Income Portfolio

TAX-EXEMPT BOND FUNDS
PRUDENTIAL CALIFORNIA MUNICIPAL FUND
    California Series
    California Income Series

PRUDENTIAL MUNICIPAL BOND FUND
    High Income Series
    Insured Series

PRUDENTIAL MUNICIPAL SERIES FUND
    Florida Series
    Massachusetts Series
    New Jersey Series
    New York Series
    North Carolina Series
    Ohio Series
    Pennsylvania Series

PRUDENTIAL NATIONAL MUNICIPALS
    FUND, INC.



MONEY MARKET FUNDS

TAXABLE MONEY MARKET FUNDS
CASH ACCUMULATION TRUST
    Liquid Assets Fund
    National Money Market Fund

PRUDENTIAL GOVERNMENT SECURITIES TRUST
    Money Market Series
    U.S. Treasury Money Market Series

PRUDENTIAL SPECIAL MONEY MARKET
    FUND, INC.
    Money Market Series
PRUDENTIAL MONEYMART ASSETS, INC.

TAX-FREE MONEY MARKET FUNDS
PRUDENTIAL TAX-FREE MONEY FUND, INC.
PRUDENTIAL CALIFORNIA MUNICIPAL FUND
    California Money Market Series
PRUDENTIAL MUNICIPAL SERIES FUND
    Connecticut Money Market Series
    Massachusetts Money Market Series
    New Jersey Money Market Series
    New York Money Market Series

COMMAND FUNDS
COMMAND MONEY FUND
COMMAND GOVERNMENT FUND
COMMAND TAX-FREE FUND

INSTITUTIONAL MONEY MARKET FUNDS
PRUDENTIAL INSTITUTIONAL LIQUIDITY
    PORTFOLIO, INC.
    Institutional Money Market Series

--------------------------------------------------------------------------------
                                                                              45

FOR MORE INFORMATION
--------------------------------------------------------------------------------

Please read this prospectus before
you invest in the Fund and keep it
for future reference. For information
or shareholder questions contact:

PRUDENTIAL MUTUAL FUND SERVICES LLC
P.O. BOX 15005
NEW BRUNSWICK, NJ 08906-5005
(800) 225-1852
(732) 417-7555
(if calling from outside the U.S.)

--------------------------------------------------------------------------------
Outside Brokers Should Contact:
PRUDENTIAL INVESTMENT MANAGEMENT
  SERVICES LLC
P.O. BOX 15035
NEW BRUNSWICK, NJ 08906-5035
(800) 778-8769

--------------------------------------------------------------------------------
Visit Prudential's Web Site At:
http://www.prudential.com
--------------------------------------------------------------------------------

Additional information about the
Fund can be obtained without charge
and can be found in the following
documents:

STATEMENT OF ADDITIONAL
  INFORMATION (SAI)
  (incorporated by reference into
  this prospectus)

ANNUAL REPORT
  (contains a discussion of the market
  conditions and investment strategies
  that significantly affected the Fund's
  performance)

SEMI-ANNUAL REPORT

MF169A

You can also obtain copies of Fund
documents from the Securities and
Exchange Commission as follows:

By Mail:
Securities and Exchange Commission
Public Reference Section
Washington, DC 20549-6009
  (The SEC charges a fee to copy
  documents.)

In Person:
Public Reference Room in
Washington, DC
  (For hours of operation, call
  1(800) SEC-0330)

Via the Internet:
http://www.sec.gov

--------------------------------------------------------------------------------
CUSIP Numbers:
Class A Shares--37936L-30-2
Class B Shares--37936L-40-1
Class C Shares--37936L-50-0
Class Z Shares--37936L-20-3
Investment Company Act File No:
811-4661



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